                                                                   EXHIBIT 10.95






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                            ASSET PURCHASE AGREEMENT

                                 by and between

                       MEDICIS PHARMACEUTICAL CORPORATION

                                       and

                               BIOGLAN PHARMA PLC



                         -------------------------------

                            Dated as of June 29, 1999
                         -------------------------------





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



                               TABLE OF CONTENTS

                                                                                                                        Page
                                                                                                                        ----
ARTICLE I DEFINITIONS.............................................................................................        1

ARTICLE II SALE AND PURCHASE OF ASSETS; PURCHASE PRICE; ASSUMPTION OF OBLIGATIONS.................................        4
   Section 2.1    Sale and Purchase of Assets.....................................................................        4
   Section 2.2    Purchase Price..................................................................................        5
   Section 2.3    Deferred Purchase Payments......................................................................        5
   Section 2.4    Payments........................................................................................        6
   Section 2.5    Records and Audit...............................................................................        6
   Section 2.6    Taxes...........................................................................................        7
   Section 2.7    Currency Conversion.............................................................................        7
   Section 2.8    Form of Payment.................................................................................        7
   Section 2.9    Assumption of Obligations.......................................................................        7
   Section 2.10   Excluded Assets and Liabilities...............................................................          8

ARTICLE III CLOSING...............................................................................................        8
   Section 3.1    Closing.........................................................................................        8
   Section 3.2    Closing Deliveries of Medicis...................................................................        8
   Section 3.3    Closing Deliveries of Bioglan...................................................................        9

ARTICLE IV CONDITIONS TO CLOSING.................................................................................         10
   Section 4.1    Conditions to Bioglan's Obligations............................................................         10
   Section 4.2    Conditions to Medicis' Obligations.............................................................         11

ARTICLE V OTHER MATTERS..........................................................................................         11
   Section 5.1    Use of Know-How................................................................................         11
   Section 5.2    New Product Development........................................................................         12
   Section 5.3    Risks Associated With the Products.............................................................         12
   Section 5.4    Agreement to Distribute........................................................................         12
   Section 5.5    Notification of Customers......................................................................         12
   Section 5.6    Customer Orders................................................................................         12
   Section 5.7    Accounts Receivable............................................................................         12
   Section 5.8    Product Registration...........................................................................         13
   Section 5.9    Recall and Return of Products..................................................................         14
   Section 5.10   Enforcement of GenDerm Warranties..............................................................         14
   Section 5.11   Similar Marks..................................................................................         14
   Section 5.12   GenDerm Earnout................................................................................         15
    Section 5.13  Payment of Royalties...........................................................................         15
    Section 5.14  Title to Assets................................................................................         15

ARTICLE VI REPRESENTATIONS AND WARRANTIES........................................................................         15
   Section 6.1    Representations and Warranties of Medicis......................................................         15
   Section 6.2    Representations and Warranties of Bioglan......................................................         18

ARTICLE VII CONDUCT PRIOR TO CLOSING.............................................................................         20
   Section 7.1    Cooperation....................................................................................         20
   Section 7.2    Conduct of Business by Medicis.................................................................         20
   Section 7.3    Conduct of Private Label Litigation............................................................         20
   Section 7.4    Review.........................................................................................         20
   Section 7.5    Shareholder's Meeting..........................................................................         20
   Section 7.6    Validation Claims..............................................................................         20

ARTICLE VIII INDEMNIFICATION.....................................................................................         21
   Section 8.1    Indemnification by Medicis.....................................................................         21
   Section 8.2    Indemnification by Bioglan.....................................................................         21
   Section 8.3    Procedure for Indemnification..................................................................         22

ARTICLE IX GENERAL PROVISIONS....................................................................................         23
   Section 9.1    Survival of Representations and Warranties.....................................................         23
   Section 9.2    Notices.:......................................................................................         23
   Section 9.3    Confidential Information.......................................................................         23
   Section 9.4    Amendment......................................................................................         24
   Section 9.5    Binding Effect.................................................................................         24
   Section 9.6    Press Releases.................................................................................         24
   Section 9.7    Expenses; Taxes................................................................................         25
   Section 9.8    Headings.......................................................................................         25
   Section 9.9    Entire Agreement...............................................................................         25
   Section 9.10   Waiver.........................................................................................         25
   Section 9.11   Severability...................................................................................         25
   Section 9.12   Termination....................................................................................         25
   Section 9.13   Governing Law..................................................................................         26
   Section 9.14   Counterparts...................................................................................         26
   Section 9.15   Shareholder Approval...........................................................................         26

ARTICLE X ARBITRATION............................................................................................         26
   Section 10.1     Submission to Arbitration....................................................................         26
   Section 10.2     Arbitrator and Rules of Arbitration..........................................................         26
   Section 10.3     Selection of Arbitrators.....................................................................         26
   Section 10.4     Procedure....................................................................................         27
   Section 10.5     Arbitration Costs............................................................................         27

ARTICLE XI DERMASTICK............................................................................................         28
   Section 11.1     Assignment of Dermastick License.............................................................         28
   Section 11.2     Consideration................................................................................         28
   Section 11.3     Offset.......................................................................................         28
   Section 11.4     Warranties...................................................................................         28
   Section 11.5     Form of Assignment...........................................................................         28
   Section 11.6     Deliveries...................................................................................         28

SCHEDULES AND EXHIBITS
                                    SCHEDULES


Schedule 1        License Agreements
Schedule 2        Trademarks
Schedule 3        Deferred Payment Assets
Schedule 4        Territory
Schedule 5        Other Agreements
Schedule 6        Previous Agreements Products


                                    EXHIBITS

Exhibit A         Form of License Assignment
Exhibit B         Form of Trademark Assignment
Exhibit C         Form of Bill of Sale
Exhibit D         Form of Transition Services Agreement
Exhibit E         Form of Canadian License Agreement
Exhibit F         Form of         License Agreement
Exhibit G         Form of Promissory Note
Exhibit H         Form of Security Agreement
Exhibit I         Form of License Termination
Exhibit J         Form of Trademark Security Agreement

                            ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the "Agreement") dated as of this 29th day of June, 1999, by and between MEDICIS PHARMACEUTICAL CORPORATION, a Delaware corporation ("Medicis"),and BIOGLAN PHARMA PLC, a company incorporated under the laws of England and Wales under company registration number 1779870 ("Bioglan").

                              W I T N E S S E T H:

         WHEREAS, Medicis or its Affiliate is the licensee (or, where stipulated, a sublicensee) under the license agreements set forth in Schedule 1 hereto (collectively, the "License Agreements"); and

         WHEREAS, Medicis or its Affiliate desires to sell to Bioglan and Bioglan desires to purchase from Medicis or its Affiliate all of Medicis' or its Affiliate's right, title and interest in, to and under the Purchased Assets (as defined) on the terms and conditions set forth below; and

         WHEREAS, Bioglan AB, an Affiliate of Bioglan, desires to grant to
Medicis and Medicis desires to accept from Bioglan AB, the         License
Agreement on the terms and conditions set forth below; and

         WHEREAS, in connection with and as a condition to the transactions contemplated hereby, Bioglan and The Exorex Company, LLC (a 51% owned Affiliate of Medicis) will enter into and consummate a Purchase Agreement (the "Exorex Asset Purchase Agreement") pursuant to which Bioglan will acquire all of the assets and liabilities as of June 1, 1999 of The Exorex Company, LLC.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         In this Agreement the following terms shall have the following meanings:

         "Affiliate" means any person, firm, corporation or other business entity, directly or indirectly controlling, controlled by or under direct or indirect common control with another person. A person shall be deemed to control another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise.

         "Authorizations" means Medicis' or its Affiliates' authorizations relating to the Products, where such are required, from the U.S. Food and Drug Administration ("FDA") and the right to refer to the data contained therein and copies of all documents submitted and correspondence between Medicis or its Affiliates and the FDA with respect to the Products.

         "Contribution Margin" means the amount equal to Net Sales (assuming for purposes of Contribution Margin only that the definition of Net Sales relates to Medicis or its Affiliate) less (i) all reasonable charges from June 1, 1999 to the Closing for overhead directly associated with the Products (which costs shall not exceed US $500,000) and the direct and indirect cost of goods (absent the cost of Inventory paid at the Closing Date by Bioglan), and (ii) returns from the period from June 1, 1999 to the Closing.

         "Dermastick License" means the license by and between Bioglan AB and GenDerm Corporation dated January 31, 1998 relating to a topical steroid preparation known as `Dermastick'.

         "Disclosure Letter" means the disclosure letter as of the date hereof from Medicis to Bioglan relating to the representations and warranties of Medicis set out in Section 6.1.

         "GenDerm Warranties" means the representations and warranties which relate to the Products as are contained in Section 3 of the Merger Agreement.

         "Improvements" means any findings, discoveries, inventions, additions, modifications, formulations or changes made by Bioglan or its Affiliates or sublicensees during the term specified in Section 2.3 which relate to the products set forth in Schedule 3 including, without, limitation, new or improved methods of administration, improved side effect profile, new medical indications and improvements in the manufacturing process. The term "Improvements" shall not include findings, discoveries or inventions which are developed independently by Bioglan or its agents and are not derived from or based on the Products or Know-How.

         "Know-How" means the information known to Medicis or its Affiliate relating solely and uniquely to the formulae, manufacturing processes, customer lists, marketing and advertising rights and promotional materials, technology and testing data for the Products including, without limitation, all chemical, pharmacological, toxicological, clinical, assay, and control data relating solely to the Products, if any.

         "Merger Agreement" means the Merger Agreement by and among GenDerm Corporation, Medicis and Medicis Acquisition Corporation dated as of December 1, 1997.

         "Net Sales" means the gross amount invoiced by Bioglan, its Affiliates and/or its sublicensees to third parties on all sales of Products and any improvements (as defined in the respective License Agreements), less deductions for: (i) sales taxes, value-added taxes and excise taxes, tariffs, import or export duties, and duties paid or allowed by a selling party and any other governmental charges imposed upon the import, use or sale of such Products (except income taxes of Bioglan and sublicensees) which are included in the gross amount invoiced; (ii) allowed customary trade and quantity discounts (such discounts not to exceed 10% of the sales price) and sales discounts (as defined in accordance with GAAP, such discounts not to exceed 5% of the sales price);
(iii) transportation, bulk packaging, handling and freight charges (such charges not to exceed 3% of the sales price) and reasonable and customary insurance where such are separately stated as part of the sales price and are included in the gross amount invoiced; and (iv) allowances and credits to its Affiliates or sublicensees which shall be excluded from the computation of Net Sales, but Net Sales shall include subsequent sales to third parties by such

Affiliates or sublicensees. For purposes of determining Net Sales, a sale shall be deemed to have occurred when the Products have been shipped by Bioglan, its Affiliates or a sublicensee.

         "Previous Agreements" means collectively the Asset Purchase Agreement by and between Medicis and Bioglan dated as of January 31, 1999 and the Trademark License Agreement and Option to Purchase by and between Medicis and Bioglan dated March 24, 1999.

         "Previous Agreements Products" means the pharmaceutical products listed in Schedule 6 and referred to in the Previous Agreements.

         "Products" means each of the pharmaceutical products which are subject to the License Agreements.

         "Trademarks" means the trademarks and tradenames (whether registered or unregistered) listed in Schedule 2 (other than the rights to such trademarks in Canada which shall be retained by Medicis) hereto together with the goodwill symbolized by such trademarks and tradenames.

         "Warranties" means the warranties and representations of Medicis set out in Section 6.1.

         The following terms have the meanings defined for such terms in the Sections set forth below:

Term                                                                                                    Section
----                                                                                                    -------
Agreement.............................................................................................   Recitals
Arbitrator............................................................................................   2.5
Assumed Liabilities...................................................................................   2.9
Average Exchange Rate.................................................................................   2.7
Award.................................................................................................   10.4
Base Purchase Price...................................................................................   2.2(a)
Basket................................................................................................   8.3(e)
Bill of Sale..........................................................................................   3.2(c)
Bioglan...............................................................................................   Recitals
Branded Litigation....................................................................................   2.10
Canadian License Agreement............................................................................   3.2(h)
Chemsyn Agreement.....................................................................................   7.6
Closing...............................................................................................   3.1
Closing Date..........................................................................................   3.1
Deferred Payment Assets...............................................................................   2.3
Deferred Purchase Payments............................................................................   2.3
Deposit...............................................................................................   2.2(b)
Exorex Asset Purchase Agreement.......................................................................   Recitals
GAAP..................................................................................................   6.1(f)
Hearing...............................................................................................   10.4
HSR Act...............................................................................................   4.1(d)
Indemnified Party.....................................................................................   8.3(a)
Indemnifying Party....................................................................................   8.3(a)
Inventory.............................................................................................   2.1(c)

Joint Notice..........................................................................................   5.5
License Agreements....................................................................................   Recitals
License Termination...................................................................................   4.1(g)
Losing Party..........................................................................................   10.5
Losses................................................................................................   8.1
Material Adverse Effect...............................................................................   6.1(c)
Medical Affairs Liaison...............................................................................   5.8(d)
Medicis...............................................................................................   Recitals
        License Agreement.............................................................................   3.2(i)
New Authorizations....................................................................................   5.8(a)
Private Label Litigation..............................................................................   2.9
Prevailing Interest Rate..............................................................................   2.5
Promissory Note.......................................................................................   2.2(b)
Purchased Assets......................................................................................   2.1
Required Consents.....................................................................................   4.1(e)
Security Agreement....................................................................................   3.2(k)
Successful Party......................................................................................   10.5
Territory.............................................................................................   2.3
Trademark Security Agreement..........................................................................   3.2(l)
Transition Services Agreement.........................................................................   3.2(d)





                                   ARTICLE II
     SALE AND PURCHASE OF ASSETS; PURCHASE PRICE; ASSUMPTION OF OBLIGATIONS

         Section 2.1 Sale and Purchase of Assets. Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, Medicis will (or will cause its relevant Affiliate to) sell, assign, convey, transfer and deliver to Bioglan or to the nominated Affiliate of Bioglan, and Bioglan will purchase and acquire from Medicis or its Affiliate all of Medicis' or its Affiliate's right, title and interest in, to and under the following assets:

         (a) License Agreements. Each of the License Agreements and the right to license the formulation of Lincoln Ventures, Inc. as it exists as of the date hereof with respect to Theraplex pursuant to that letter dated December 12, 1988 from Medicis to Lincoln Ventures, Inc. so long as Bioglan fulfills its obligation to pay Lincoln Ventures, Inc. the 1.75% royalty rate of net sales of Theraplex in the United States or other countries;

         (b) Trademarks, Know-How and Authorizations. The Trademarks, Know-How and Authorizations;

         (c) Inventory. All inventory (the "Inventory") of the Products as of June 1, 1999 with a remaining shelf life as of June 1, 1999 of no less than twelve (12) months;

         (d) Contribution Margin. An amount equal to the Contribution Margin to be paid pursuant to the Transition Services Agreement;

         (e) Extension of Territory. An extension to the licensed territories set forth in the Previous Agreements in respect of the Previous Agreements Products as set forth on Schedule 6 with respect to the territories specified on
Schedule 6; and

         (f) Litigation. Subject to the provisions of Section 7.3, any benefits and settlements relating to the Private Label Litigation and any non-financial benefits relating to the Branded Litigation (each as set forth and described as such in the Disclosure Letter) accruing after the Closing Date.

         The assets to be sold, assigned, conveyed, transferred and delivered to Bioglan by Medicis pursuant to this Agreement are herein collectively referred to as the "Purchased Assets."

         Section 2.2 Purchase Price.

         (a) In consideration for the sale, assignment, conveyance, transfer and delivery of the Purchased Assets hereunder and all of the assets and liabilities as of June 1, 1999 of The Exorex Company, LLC under the Exorex Asset Purchase Agreement, Bioglan will (i) pay to Medicis the net sum of United States Forty Million Dollars (US $40,000,000), exclusive of any value added taxes (the "Base Purchase Price"); Bioglan AB is also granting to Medicis a product license,
valued by Bioglan at                                    ), for the product which
                                                            and Medicis will
evaluate each component of the overall transaction individually and independently from Bioglan based on its own criteria and its own accounting policies, and Bioglan will accordingly cause its Affiliate Bioglan AB to grant the Micanol License Agreement to Medicis, (ii) assume the Assumed Liabilities, and (iii) pay to Medicis an amount equal to Medicis' cost in the Inventory.

         (b) United States Nine Hundred Thousand Dollars (US $900,000) of the Base Purchase Price (the "Deposit") shall be payable to Medicis upon the execution of this Agreement. At Closing Bioglan shall issue a promissory note (the "Promissory Note") for the balance of the Base Purchase Price (US $39,100,000) substantially in the form of Exhibit G attached hereto to Medicis. The Deposit shall be non-refundable to Bioglan unless the transactions contemplated hereby are not consummated because any of the conditions set forth in Section 4.1 are not satisfied. If the Deposit becomes refundable to Bioglan pursuant to any of the provisions of this Agreement and Medicis shall not have refunded the Deposit within five (5) business days of written demand by Bioglan requesting repayment, then interest at the Prevailing Interest Rate shall be due thereon to Bioglan from the date of such demand until such Deposit is repaid to Bioglan.

         Section 2.3 Deferred Purchase Payments. In addition to the Base Purchase Price, in consideration for the sale, assignment, conveyance, transfer and delivery of the Purchased Assets, Bioglan will pay to Medicis an additional purchase price (the "Deferred Purchase Payments"), equal to five percent (5%) of Net Sales of each of the products set forth in Schedule 3 in each of the countries set forth in Schedule 4 (the "Territory"), except as otherwise expressly provided in Schedule 4, and any Improvements thereon (the "Deferred Payment Assets") for a period of ten years from the Closing Date; provided however, that if any of the Deferred Payment Assets have not been used commercially in any of the countries specified in the Territory, then the Deferred Purchase Payments with respect to such Deferred Payment

Assets in such country shall be payable for a period of ten years from the date of the first commercial use of each such Deferred Payment Asset in each such country in the Territory; further provided that the total liability of Bioglan pursuant to this provision taken together with its liability to make royalty payments pursuant to the License Agreement by and between Joel E. Bernstein M.D. and GenDerm Corporation dated January 1, 1995 and the License Agreement by and between Jaye-Boern Laboratories, Inc. and GenDerm Corporation dated May 21, 1985 and the Assumption Agreement, Acceptance and Consent, dated December 15, 1993 between Joel Bernstein, the successor in interest to Jaye-Boern Laboratories, Inc. and GenDerm Corporation (being two of the License Agreements) (which are currently 3.5% of Net Sales and shall not be amended or extended without Medicis' written consent, which may be withheld at Medicis' sole discretion) shall not exceed eight percent (8%) of Net Sales but, to the extent that such liability would (but for this provision) exceed eight per cent (8%) the rate of royalty due to Medicis hereunder shall be reduced accordingly (but never below 4.5%) so that such liability to Medicis under this Section 2.3 shall never exceed five per cent (5%).

         Section 2.4 Payments. Bioglan shall furnish to Medicis within forty
(40) days from the last day of each calendar quarter a written report setting forth the amount of Deferred Payment Assets sold, the gross selling price and the Net Sales by Bioglan, its Affiliates and sublicensees, during the preceding quarter and the amount of Deferred Purchase Payment due, together with payment of the Deferred Purchase Payment, in United States Dollars based on the applicable Average Exchange Rate. If the Deferred Purchase Payment earned for any quarter is not paid within such forty (40) day period, interest shall accrue on all amounts outstanding at the Prevailing Interest Rate from the date such payment is due until payment. If no Deferred Purchase Payment is due Bioglan shall so advise Medicis. Medicis shall promptly issue receipt of payment to Bioglan in respect of all payments of Deferred Purchase Payment made by Bioglan.

         Section 2.5 Records and Audit. Bioglan shall furnish to Medicis copies of its annual report and audited accounts at the same time that such information is made available to Bioglan's shareholders. Bioglan shall keep and require its Affiliates and sublicensees to keep complete and accurate records of all sales of the Deferred Payment Assets.

         Medicis shall have the right, at Medicis' expense (except as provided below), through a certified public accountant or like person reasonably acceptable to Bioglan, to examine such relevant records during regular business hours during the term of Section 2.3 of this Agreement and for two years thereafter to verify the calculation of any Deferred Purchase Payment reflected in such report. If Medicis does not agree that any such accounting correctly states Bioglan's Net Sales or the applicable Deferred Purchase Payment, it shall not later than sixty (60) days after the delivery of such accounting give notice to Bioglan of any exceptions thereto. If Bioglan and Medicis reconcile their differences, the accounting shall be adjusted accordingly and shall thereupon become final and binding upon the parties hereto. If Bioglan and Medicis are unable to reconcile their differences in writing within twenty (20) days after written notice of exceptions is received by Bioglan, the items in dispute shall be submitted to an accounting firm selected by Medicis from among the five largest accounting firms in the United States in terms of gross revenues (the "Arbitrator"), provided that such firm shall not be performing accounting services for Medicis or Bioglan, for final determination and the accounting shall be deemed adjusted in accordance with the determination of the Arbitrator and shall become final and binding upon all of the parties hereto. The Arbitrator shall be instructed to act within thirty (30) days to resolve all items in dispute. In the event that any such examination shall reveal an underpayment of Deferred Purchase Payment to Medicis, Bioglan shall pay to Medicis the amount of the underpayment and interest at the prevailing prime rate during such period (as set forth in the New York edition of The Wall Street Journal) (the "Prevailing Interest Rate"). If the underpayment is five percent (5%) or more with respect to the period under examination the fees and expenses of such examination (including Medicis' initial audit) will be paid solely by Bioglan. In the event that any such examination shall reveal an overpayment of five percent (5%) or more with respect to the period under examination Bioglan shall be entitled to deduct from any Deferred Purchase Payment that may become due to Medicis the amount of such overpayment together with interest on such sum at the Prevailing Interest Rate from the date of the overpayment until such overpayment has been fully refunded to Bioglan.

         Section 2.6 Taxes. Any and all taxes paid or required to be paid by Medicis on account of or directly related to the Deferred Purchase Payment payable to Medicis under this Agreement shall be the sole and exclusive responsibility of Medicis. All taxes assessed or imposed against, or required to be withheld from the Deferred Purchase Payment due Medicis shall be deducted from the amount payable hereunder and Bioglan shall promptly pay the appropriate fiscal or tax authorities on behalf of Medicis. Tax receipts received by Bioglan evidencing payment of such taxes shall be forwarded promptly to Medicis.

         Section 2.7 Currency Conversion. Monetary conversions from the currency of a foreign country, in which Deferred Payment Assets are sold, into U.S. currency shall be determined using the Average Exchange Rate. The "Average Exchange Rate" shall be the average of the official exchange rate in force in that country for financial transactions on the first and last business day of the calendar quarter for which the Deferred Purchase Payment is being paid. If there is no such official exchange rate, the conversion shall be made at the rate for such remittances on the date as published in The New York edition of The Wall Street Journal.

         Section 2.8 Form of Payment. Except as otherwise provided herein, all payments made hereunder shall be made in United States Dollars by wire transfer in immediately available funds to an account designated in writing by Medicis to Bioglan.

         Section 2.9 Assumption of Obligations. Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, at the Closing, in consideration for the sale, assignment, conveyance, transfer and delivery of the Purchased Assets to Bioglan, Medicis will assign, convey and transfer to Bioglan, and Bioglan will unconditionally assume and undertake to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all liabilities related to or arising out of the Purchased Assets as are incurred and become due at any time following the Closing Date and, subject to the provisions of Section 7.3, any and all obligations relating to the litigation (the "Private Label Litigation") set forth and described as such in the Disclosure Letter, including any claim related to the Private Label Litigation arising prior to the Closing Date (collectively, the "Assumed Liabilities"). Without limiting the generality of the foregoing, Bioglan hereby agrees to assume, undertake and perform all obligations of Medicis under the Assumed Liabilities to the extent such obligations arise or are to be performed after June 1, 1999.

         Section 2.10 Excluded Assets and Liabilities. Notwithstanding anything in this Article II to the contrary (but subject to the provisions of Section 7.3), any and all benefits and expenses relating to the litigation (the "Branded Litigation") set forth and described as such in the Disclosure Letter shall be retained by Medicis and Bioglan will not purchase or acquire any right, title or interest therein or obligation thereunder except as set forth in Section 2.1(f).

                                  ARTICLE III
                                     CLOSING

         Section 3.1 Closing. The consummation of the transactions contemplated herein (the "Closing") shall take place within five (5) business days of satisfaction of the conditions set forth in Article IV, or at such other date and time as mutually agreed to by the parties (the "Closing Date").

         Section 3.2 Closing Deliveries of Medicis. At the Closing, and subject always to Section 9.15, Medicis shall (if appropriate) execute and deliver or cause the appropriate Affiliate to execute (if appropriate) and deliver to
Bioglan:

         (a) a License Assignment for each of the License Agreements substantially in the form of Exhibit A attached hereto;

         (b) a Trademark Assignment for each of the Trademarks substantially in the form of Exhibit B attached hereto,

         (c) a Bill of Sale substantially in the form of Exhibit C attached hereto,

         (d) a Transition Services Agreement (the "Transition Services Agreement") substantially in the form of Exhibit D attached hereto, pursuant to which the parties hereto shall agree that Medicis shall pay the Contribution Margin;

         (e) a Secretary's Certificate of Medicis setting forth copies of the resolutions or other instruments authorizing this Agreement and the transactions contemplated herein;

         (f) an Officer's Certificate of Medicis as required under Section 4.1(b) hereof;

         (g) a copy of all consents, approvals and authorizations as required under Section 4.1(e) hereof;

         (h) a counterpart license agreement (the "Canadian License Agreement") pursuant to which Bioglan will license to Medicis the right to market and sell certain of the Products in Canada substantially in the form of Exhibit E attached hereto;

         (i) a counterpart license agreement
pursuant to which Bioglan AB will grant a semi exclusive license to Medicis to use in its sole discretion in the United States of America only but which shall not
include the right to use the trademark or tradename           or any name
colorably similar thereto substantially in the form of Exhibit F attached hereto;

         (j) the Inventory;

         (k) a counterpart security agreement (the "Security Agreement") substantially in the form of Exhibit H attached hereto pursuant to which Bioglan or its Affiliate will grant a first priority security interest in the Purchased Assets at Closing until the Promissory Note is paid in full or otherwise cancelled in accordance with its terms or pursuant to the terms of this Agreement;

         (l) a trademark security agreement (the "Trademark Security Agreement") substantially in the form of Exhibit J attached hereto pursuant to which Bioglan or its Affiliate will grant a first priority trademark security interest in the Trademarks at Closing until the Promissory Note is paid in full or otherwise cancelled in accordance with its terms or pursuant to the terms of this Agreement;

         (m) a receipt of payment for the Deposit and cost of Inventory; and

         (n) a counterpart of the License Termination as required under Section 4.1(g);

         (o) the originals of all the License Agreements; and

         (p) such other documents as Bioglan shall reasonably request.

         Section 3.3 Closing Deliveries of Bioglan. At the Closing, and subject always to Section 9.15, Bioglan shall (if appropriate) execute and deliver or cause Bioglan AB or Bioglan Pharma, Inc. (as appropriate) to execute (if appropriate) and deliver to Medicis:

         (a) an amount equal to Medicis' cost of the Inventory being delivered pursuant to Section 3.2(j).

         (b) a counterpart License Assignment for each of the License Agreements substantially in the form of Exhibit A attached hereto,

         (c) a counterpart Trademark Assignment for each of the Trademarks substantially in the form of Exhibit B attached hereto,

         (d) a counterpart Transition Services Agreement substantially in the form of Exhibit D attached hereto;

         (e) a Secretary's Certificate of Bioglan setting forth copies of the resolutions or other instruments authorizing this Agreement and the transactions contemplated herein;

         (f) an Officer's Certificate of Bioglan as required under Section 4.2(b) hereof;

         (g) the Canadian License Agreement substantially in the form of Exhibit E attached hereto;

         (h) the                           substantially in the form of Exhibit
F attached hereto;

         (i) the Promissory Note substantially in the form of Exhibit G attached hereto;

         (j) the Security Agreement substantially in the form of Exhibit H attached hereto and related financing statements;

         (k) the Trademark Security Agreement substantially in the form of Exhibit J attached hereto;

         (l) the License Termination as required under Section 4.1(g); and

         (m) such other documents as Medicis shall reasonably request.


                                   ARTICLE IV
                              CONDITIONS TO CLOSING

         Section 4.1 Conditions to Bioglan's Obligations. Bioglan's obligation to consummate the transactions contemplated herein at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions, the fulfillment of any of which may be waived, in whole or in part or subject to conditions, by Bioglan:

         (a) The completion by Medicis of all acts necessary to authorize its execution, delivery and performance of this Agreement and the other agreements provided for herein, and the consummation of the transactions contemplated herein and therein.

         (b) All the representations and warranties (including the disclosures made in the Disclosure Letter) of Medicis contained in this Agreement being true and correct in all material respects as of the date of execution of this Agreement and at the Closing Date by Medicis and all of the agreements of Medicis which are provided in this Agreement to be performed at or prior to the Closing having been duly performed, and Medicis having complied with this Agreement in all other material respects, except as otherwise provided in
Section 6.1(k), and Medicis having delivered to Bioglan a certificate, dated as of the Closing Date, and signed by an executive officer of Medicis, to the effect set forth in this Section 4.1(b).

         (c) Medicis or its relevant Affiliate having assigned to Bioglan (with the consent of the other parties thereto) the benefit of the Chemsyn Agreement and having assigned to Bioglan AB the Dermastick License.

         (d) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated.

         (e) Medicis having obtained all consents, approvals, releases, discharges and authorizations necessary to be obtained on the part of Medicis to consummate the transactions contemplated hereby including without limitation, all necessary consents of shareholders, mortgagees, lienholders, encumbrancers, assignees and licensors (pursuant to the License Agreements) (the "Required Consents").

         (f) The simultaneous consummation of the transactions contemplated pursuant to the Exorex Asset Purchase Agreement.

         (g) The termination of the license agreements by and between GenDerm Corporation and Bioglan Laboratories Limited dated February 1, 1998 relating to
(i) pharmaceutical topical anti-pruritic preparations containing tricyclic anti-depressant compounds and (ii) a pharmaceutical topical preparation containing capsaicin to be effected by the execution by Medicis or its Affiliate of a license termination substantially in the form of the license termination (the "License Termination") set forth in Exhibit I attached hereto.

         Section 4.2 Conditions to Medicis' Obligations. The obligations of Medicis to consummate the transactions contemplated at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions, the fulfillment of any of which may be waived, in whole or in part or subject to conditions, by Medicis:

         (a) All applicable waiting periods under the HSR Act having expired or been terminated.

         (b) All the representations and warranties of Bioglan contained in this Agreement being true and correct in all material respects as of the date of execution of this Agreement and at the Closing Date by Bioglan and all of the agreements of Bioglan which are provided in this Agreement to be performed at or prior to the Closing Date having been duly performed, and Bioglan having complied with this Agreement in all other material respects, and Bioglan having delivered to Medicis a certificate, dated as of the Closing Date and signed by an executive officer of Bioglan, to the effect set forth in this Section 4.2(b).

         (c) Payment in full having been made by Bioglan of the Deposit and all other sums (other than Deferred Purchase Payments) required by this Agreement to be paid by Bioglan to Medicis at or prior to the Closing.

         (d) The simultaneous consummation of the transactions contemplated pursuant to the Exorex Asset Purchase Agreement.

         (e) The simultaneous termination of the license agreements by and between GenDerm Corporation and Bioglan Laboratories Limited dated February 1, 1998 referred to in Section 4.1(g) above to be effected by the execution by Bioglan or its Affiliate of a license termination substantially in the form of the License Termination set forth in Exhibit I attached hereto.

                                   ARTICLE V
                                  OTHER MATTERS

         Section 5.1 Use of Know-How. Except as otherwise provided for in this Agreement, after the Closing, Medicis shall not use the Know-How. Furthermore, after the Closing Medicis shall not disclose the Know-How to any third party, unless such disclosure is required by law or regulation.

         Section 5.2 New Product Development. Notwithstanding anything in this Agreement to the contrary, the transfer and assignment to Bioglan by Medicis or its Affiliate of the Purchased Assets shall not prevent Medicis or its Affiliate from continuing to manufacture and sell other products included or expected to be included in its current line or to use other trademarks owned by Medicis and its Affiliates or restrict the rights of Medicis and its Affiliates to develop and sell new products using the same active ingredients contained in the Products, but using different formulations, or different presentations, and under different product trademarks; provided that such new products do not contain capsaicin or doxepin, either alone or in combination with other ingredients.

         Section 5.3 Risks Associated With the Products. After the Closing Date, subject to the terms of the Transition Services Agreement, Bioglan shall bear the entire responsibility for and risk in the use, manufacture, distribution, marketing and sale of the Products, including those associated with returns of Product after June 1, 1999 sold by Medicis and its Affiliates prior to June 1, 1999, and compliance with all regulations and laws pertaining to the Products. Medicis shall, for one year following the Closing Date, use its reasonable best efforts to assist Bioglan in these matters, but they shall remain the sole responsibility of Bioglan.

         Section 5.4 Agreement to Distribute. In order to ensure continued supply of the Products to customers following consummation of this Agreement, Medicis hereby agrees to act as distributor of the Products for the earlier of
(i) a period of four (4) months from the consummation of this Agreement, or (ii) until Bioglan gives written notice to Medicis that Bioglan has developed its own distribution network. This period shall be extended, at the written request of Bioglan, for a further two (2) months if, after using its reasonable best efforts, Bioglan has been unable to develop its own distribution system at the end of the four month period. Upon expiration of the period for which Medicis shall distribute Products on behalf of Bioglan as set forth above, Medicis shall return to Bioglan any inventory of the Products in Medicis' possession as of the date thereof.

         Section 5.5 Notification of Customers. Medicis and Bioglan agree to cooperate in the notification to customers of the transactions contemplated by this Agreement. Neither Medicis nor Bioglan shall notify any customers of such transactions without the written consent of the other. Such notification (the "Joint Notice") shall be in such form as is reasonably satisfactory to Bioglan and Medicis and shall also inform such customers of Bioglan's address.

         Section 5.6 Customer Orders. Medicis agrees for a period of four (4) months after the Closing Date to use its reasonable best efforts to forward to Bioglan all customer orders or inquiries for the Products received after the Closing as soon as practicable after receipt by Medicis. Medicis agrees that, for a period of six (6) months from the Closing Date, it will inform any customers ordering the Products or requesting information about the Products, that Bioglan is now supplying the Products and provide such customers with Bioglan's address.

         Section 5.7 Accounts Receivable.

         (a) In the event that Medicis or any of Medicis' Affiliates receive any payment relating to any accounts receivable that accrued on or after the date on which the Transition Services Agreement is terminated or expires, such payment will be the property of, and will be immediately forwarded and remitted to Bioglan. Medicis or any such Affiliates will promptly endorse and deliver to Bioglan any cash, checks or other documents received by Medicis or any such Affiliate on account of any such accounts receivable and will advise Bioglan of any counterclaims or set-offs that may arise subsequent to the Closing Date with respect to such accounts receivable.

         (b) In the event that Bioglan or any of Bioglan's Affiliates receive any payment relating to any accounts receivable that accrued prior to the date on which the Transition Services Agreement is terminated or expires, such payment will be the property of, and will be immediately forwarded and remitted to Medicis. Bioglan or any such Affiliates will promptly endorse and deliver to Medicis any cash, checks or other documents received by Bioglan or any such Affiliate on account of any such accounts receivable and will advise Medicis of any counterclaims or set-offs that may arise subsequent to the Closing Date with respect to such accounts receivable.

         Section 5.8 Product Registration.

         (a) After the Closing, Bioglan will initially market the Products under the Authorizations, such Authorizations having been varied to permit the same. Such distribution relationship shall continue until Bioglan obtains regulatory authorization from the FDA to market the Products under its own authorizations (the "New Authorizations").

         (b) To permit Bioglan to distribute and sell the Products, Bioglan shall, promptly following signature hereof at its own expense, file all necessary instruments with the FDA to obtain a waiver to vary Medicis' Authorizations to allow Bioglan to sell the Products.

         (c) Bioglan shall, at its sole expense, file a product license application with the FDA for each of the Products. Medicis shall, at its expense, file all necessary instruments with the FDA to authorize Bioglan to cross-refer to the data contained in the Authorizations in order for Bioglan to obtain the New Authorizations.

         (d) Within thirty (30) days after the Closing Date, the parties shall each appoint a primary liaison (the "Medical Affairs Liaison") to communicate with each other with regard to the actions and information required pursuant to this Section 5.8 and shall notify the other of the name, address and telephone number of the person so appointed.

         (e) During the period that Bioglan is selling the Products under the Authorizations, each party shall advise the other as set forth in (i) and (ii) below of any adverse drug experience associated with the Products. In addition, Bioglan shall report all adverse drug experience information it obtains, including that obtained from Medicis, to the FDA as set forth in Section 5.8(f) below:

                  (i) Any adverse drug experience information obtained by a party shall be reported to Bioglan's Medical Affairs Liaison, by telephone or in writing (only by facsimile) within three (3) working days after the first party's initial receipt of the information; provided, however, that any report of a serious unlabelled side effect or any report of a death shall be reported to Bioglan's Medical Affairs Liaison within twenty-four (24) hours of receipt of the information; and

                  (ii) The reports of adverse drug experience shall contain the following information: (i) the date the report was received; (ii) the name of the reporter; (iii) the address and telephone number of the reporter; (iv) the patient details; (v) the suspected drug; (vi) other concomitant therapy; (vii) a description of the adverse drug experience; and (viii) any additional relevant information; provided such information is obtainable through the use of reasonable efforts and is not subject to any duty of non-disclosure or confidence.

         (f) Bioglan shall report all adverse drug experience information associated with the Products, including those received from Medicis under this
Section 5.8 to the FDA, in accordance with the laws and regulations of the United States.

         (g) After the Closing, Bioglan shall bear the entire responsibility for the manufacture, distribution, advertising and sale of the Products and for all actions required by the FDA and other governmental laws and regulations relating to the manufacture, distribution, and use of the Products after June 1, 1999.

         (h) Upon the grant to Bioglan of the New Authorizations, Medicis agrees at its own expense to take all reasonably necessary steps to cancel, transfer or assign forthwith at Bioglan's option its Authorizations in the United States.

         Section 5.9 Recall and Return of Products. During the period that Bioglan is selling Products pursuant to the Authorizations, Bioglan shall, at its cost, be responsible for all activities to be performed relating to any recall or return of such Products and Medicis shall during such period promptly notify Bioglan of all decisions and notifications of the FDA relating to the Products.

         Section 5.10 Enforcement of GenDerm Warranties. In further consideration of Bioglan entering into this Agreement, Medicis agrees that for a period of two (2) years from the Closing Date, upon written request by Bioglan, it shall take all reasonable actions necessary to enforce any and all of the GenDerm Warranties in accordance with terms of the Merger Agreement by and among GenDerm Corporation, Medicis and Medicis Acquisition Corporation for the benefit of Bioglan; provided that Bioglan shall be responsible for all out of pocket expenses relating to such enforcement and provided further that Medicis shall not be required to take any position or pursue any claim that is adverse, in any respect, to Medicis. Notwithstanding anything in this Section 5.10 to the contrary, any and all claims by Medicis pursuant to the Merger Agreement pending as of the date hereof are solely for the benefit of Medicis.

         Section 5.11 Similar Marks. Medicis is the owner of the trademark GLYCOTHERAPLEX, U.S. Registration No. 2,179,275, issued August 4, 1998 for the mark GLYCOTHERAPLEX, and Community Trademark Registration No. 510,784 issued January 20, 1999, for the mark GLYCOTHERAPLEX. An Affiliate of Medicis is the owner of the trademark KERAPLEX and U.S. Trademark Application Serial No. 75/368,443, filed on October 6, 1997, for the mark KERAPLEX. Medicis is also the owner of the following marks and registrations, which by this Agreement, Medicis transfers to Bioglan: THERAPLEX; THERAPLEX CLEARLOTION; U.S. registration No. 1,639,471, issued April 2, 1991, for the mark THERAPLEX; and U.S. Registration No. 1,797,498, issued October 12, 1993, for the mark THERAPLEX CLEARLOTION. The parties acknowledge each other's right in and to the noted marks, registrations and application, and further agree that concurrent use of the marks THERAPLEX and/or THERAPLEX CLEARLOTION by Bioglan and its Affiliates, and KERAPLEX, or GLYCOTHERAPLEX and/or GLYCOPLEX by Medicis and its Affiliates, all for dermatological or cosmetic products, is not likely to cause confusion. Bioglan hereby consents to use and registration of the marks KERAPLEX, GLYCOTHERAPLEX and GLYCOPLEX for dermatological or cosmetic products by Medicis and its Affiliates and agrees that it will not interfere with issued registrations for the marks for such products. Likewise, Medicis agrees that it will not interfere with use or oppose registration of the marks THERAPLEX or THERAPLEX CLEARLOTION by Bioglan and its Affiliates for dermatological or cosmetic products and agrees that it will not interfere with issued registrations for the marks for such products. The parties agree to assist one another, to the extent reasonably required and at the expense of the trademark owner, to obtain registrations for their respective marks for dermatological and/or cosmetic products.

         Section 5.12 GenDerm Earnout. Bioglan agrees to fulfill all of the obligations of Medicis or its Affiliates pursuant to Section 2(h)(iv) and 2(h)(v) of the Merger Agreement; provided always that Bioglan shall have no liability to GenDerm Corporation or the Target Stockholders or the Target Stockholders Representative (each as defined therein) in connection with the Merger Agreement, including, without limitation, the payment of the Earnout Amount.

         Section 5.13 Payment of Royalties. Medicis agrees that it will pay all royalties which accrued under the License Agreements prior to June 1, 1999 in accordance with the terms of such License Agreements.

         Section 5.14 Title to Assets. Bioglan agrees that Bioglan Pharma, Inc. shall be the sole owner of the Purchased Assets and it shall not permit Bioglan Pharma, Inc. to sell, assign, encumber or sublicense any right, title or interest in any of the Purchased Assets, other than in the ordinary course of business, until such time as the Promissory Note is fully paid or otherwise cancelled in accordance with its terms.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

         Section 6.1 Representations and Warranties of Medicis. Except as set forth in the Disclosure Letter, Medicis hereby represents and warrants to Bioglan as of the date hereof as follows:

         (a) Organization. Medicis and each of its Affiliates that is a party to any of the License Agreements or to any of the agreements contemplated hereby
(i) is a corporation duly organized and validly existing and in good standing under the laws of its state of incorporation and (ii) has all necessary corporate power and authority to own its properties and to conduct its business, as currently conducted.

         (b) Authorization. The execution and delivery of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, are within the corporate power of Medicis and any relevant Affiliate of Medicis, have been or will be, on or prior to the Closing Date, duly authorized by all necessary corporate proceedings and such agreements have been or will be, on or prior to the Closing, duly executed and delivered by Medicis or such Affiliate (where appropriate).

         (c) Execution and Delivery. Neither the execution of this Agreement and the other agreements contemplated hereby nor the consummation of the transactions contemplated herein and therein: (i) requires Medicis to obtain any approval, consent or withholding of objections on the part of any regulatory or governmental body; (ii) will result in any violation or breach of any term or provision of Medicis' Certificate of Incorporation or Bylaws; (iii) will constitute a default under any material indenture, mortgage, deed of trust, license agreement or other contract or agreement to which Medicis or any Affiliate of Medicis that is a party to any of the License Agreements or any of the agreements contemplated hereby is a party or to which the Purchased Assets may be subject; or (iv) will violate any provision of any judicial, governmental or administrative order, writ, injunction, award, judgment or decree applicable to Medicis or any Affiliate of Medicis that is a party to any of the License Agreements or any of the agreements contemplated hereby which would result in a material adverse effect in the condition, business or operations ("Material Adverse Effect") of Medicis.

         (d) Binding Obligation. As of the Closing, this Agreement and the other agreements contemplated hereby will have been duly and validly authorized, executed and delivered by Medicis or the relevant Affiliate of Medicis as provided hereunder and, when duly executed and delivered by Bioglan or Bioglan AB as provided hereunder, will constitute valid and binding obligations of Medicis or the relevant Affiliate of Medicis, enforceable against Medicis and the relevant Affiliate of Medicis in accordance with their terms, except as such enforcement may be limited by bankruptcy or other laws of general application affecting creditor rights or general principles of equity or principles of public policy relating to indemnification.

         (e) Broker. Except for Corporate Development Specialists, Inc., neither Medicis nor any officer, director or agent of Medicis has employed any broker, finder, or agent with respect to this Agreement or the transactions contemplated hereby.

         (f) Gross Sales. The amount of gross sales, less returns, for the calendar year ended December 31 1998, and for the calendar quarter ended March 31, 1999 as accounted for by Medicis in accordance with United States generally accepted account principles ("GAAP"), which has been provided by Medicis to Bioglan prior to the date of this Agreement as contained in the Disclosure Letter, was correct in all material respects. Medicis has also provided Bioglan in the Disclosure Letter with information regarding shipments and returns for the period from April 1, 1999 to May 31, 1999, which information was correct in all material respects.

         (g) Trademarks. The Trademarks are currently being used commercially by Medicis and have been properly filed or registered with the U.S. Patent and Trademark Office and are valid and in full force and effect as of the date of execution of this Agreement.

         Except as may be restricted or prohibited by any applicable law, rule, regulation or decision, Medicis or its Affiliates has the exclusive right to use, transfer and assign, free and clear of any material liens, royalties or encumbrances, the registrations for the Trademarks.

         To the best of Medicis' knowledge, the manufacture, use or sale of the Products by Medicis or the use of the Trademarks in the United States of America for the sale of the Products does not infringe the rights of any third party including inter alia intellectual property rights.

         Except for any restriction or prohibition set forth in any applicable law, rule, regulation, decision or other governmental action, Medicis is not aware of any restriction or prohibition which would prevent or restrict the disclosure of the Know-How to Bioglan hereunder.

         (h) Adverse Drug Experiences. Medicis has informed Bioglan of all material adverse drug experiences related to the Products of which it has knowledge.

         (i) License Agreements. Each License Agreement is in full force and effect, and a full and complete copy thereof including all amendments thereof (if any), as duly executed by all parties, is attached to the Disclosure Letter. There have been and are no other amendments, changes or waivers by either party of any of the terms thereof, written or otherwise.

                  Medicis or its Affiliates have the full legal right, power and authority to convey the License Agreements.

                  Neither Medicis nor its Affiliates have assigned, sublicensed or granted, nor is there otherwise outstanding, any material lien or encumbrance of any kind in, any License Agreement.

                  Medicis and its Affiliates are in compliance with all material terms of each License Agreement. To the knowledge of Medicis, there are no counterclaims, defenses or offsets against any obligation of Medicis or any of its Affiliates to perform under any of the License Agreements.

         (j) Inventory. Medicis has good and valid title to the Inventory, free and clear of any material lien or encumbrance, and has not sold or contracted to sell any of the Inventory other than in the ordinary course of business.

                  All Inventory is held under and in accordance with all material requirements of the License Agreements.

                  All Inventory is in good and marketable condition, has an anticipated remaining shelf life as of June 1, 1999 of not less than twelve (12) months, and does not include any patently damaged, obsolete, or outdated material; provided that if the representation made in the foregoing sentence is not materially true and correct Medicis shall refund to Bioglan any amounts paid pursuant to Section 2.2(a) relating to such Inventory or provide substitute Inventory in the same amount to replace the Inventory which does not conform with this representation and such breach of the representation shall not be sufficient reason for Bioglan not to consummate the transactions contemplated hereby.

                  All Products sold by Medicis or its Affiliates after June 1, 1999 to the Closing Date or in Inventory as of the Closing Date were manufactured in accordance with Good Manufacturing Practices, are adequately packaged and labeled and are in conformity with all applicable Authorizations.

         (k) Litigation. There is no litigation, arbitration proceeding, governmental investigation, action or claims of any kind, pending or, to the knowledge of Medicis, threatened, or facts which could reasonably be expected to give rise thereto, by or against Medicis or any of its Affiliates which would affect Bioglan as the purchaser hereunder or relative to the License Agreements or the Products, other than the Private Label Litigation and the Branded Litigation, including, without limitation, regarding breach of express or implied warranty or representation or failure to warn or relating to personal injury, property damage or other liability arising from or caused by the Products.

         Notwithstanding anything set forth in the Disclosure Letter, Medicis warrants that Bioglan is not and will not be materially adversely affected by any dispute or litigation directly related to the Products based upon claims up to the Closing Date by Medicis against the Target Shareholders under the Merger Agreement.

         (l) Customer and Supplier Lists. Medicis has, or prior to the Closing will have, provided Bioglan with complete and accurate lists of the names and addresses of all material customers and suppliers of the Products.

         (m) DISCLAIMER. OTHER THAN THOSE ARISING AS A RESULT OF A BREACH OF THE REPRESENTATIONS AND WARRANTIES HERETO AND THE BILL OF SALE, BIOGLAN HEREBY WAIVES ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES, DUTIES, AND GUARANTEES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE PURCHASED ASSETS OR THE VALUE, CONDITION, EFFECTIVENESS OR COMPLIANCE WITH SPECIFICATION OF THE PRODUCTS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR THE QUALITY OF THE MATERIALS OR WORKMANSHIP, AND BIOGLAN HEREBY WAIVES ANY AND ALL RIGHTS AND REMEDIES IT MAY HAVE AGAINST MEDICIS RELATING TO ANY OF THE FOREGOING AND ARISING BY LAW OR OTHERWISE OR WITH RESPECT TO LOSS OF USE, REVENUE OR PROFIT, THE EXISTENCE OF ANY LATENT, INHERENT OR ANY OTHER DEFECT (WHETHER OR NOT DISCOVERABLE), OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES.

         Section 6.2 Representations and Warranties of Bioglan. Bioglan hereby represents and warrants to Medicis as of the date hereof as follows:

         (a) Organization. Bioglan (i) is a public limited company duly organized, validly existing under the Laws of England and Wales and (ii) has all necessary power and authority to own its properties and to conduct its business as presently conducted.

         (b) Authority. The execution and delivery of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, are within the corporate power of Bioglan and any relevant Affiliate of Bioglan, have been or will be, on or prior to the Closing Date, duly authorized by all necessary corporate proceedings except for shareholder approval, the obtaining of which shall be governed by and subject to
Section 7.5, and such agreements have been or will be, on or prior to the Closing, duly executed and delivered by Bioglan and any relevant Affiliate of Bioglan.

         (c)                                       has good and marketable title
to the                     which is the subject of the
and has the full legal right, power and authority to license such formulation to Medicis. Bioglan has not otherwise assigned, sublicensed or granted any rights
to the                     which could conflict with the
         .

         (d) Execution and Delivery. Subject to the approval of the shareholders of Bioglan at the shareholders' meeting as contemplated in Section 7.5, neither the execution of this Agreement and the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby and thereby: (i) requires Bioglan to obtain the approval, consent or withholding of objection on the part of any governmental body; (ii) will result in any violation or breach of any term or provisions of Bioglan's memorandum and articles of association;
(iii) will constitute a default under any indenture, mortgage, deed of trust, license, agreement, or other contract or agreement to which Bioglan or any Affiliate of Bioglan that is a party to any of the agreements contemplated hereby is a party; or (iv) will violate any provision of any judicial, governmental or administrative order, writ, injunction, award, judgment or decree applicable to Bioglan or any Affiliate of Bioglan that is a party to any of the agreements contemplated hereby which could reasonably be expected to result in a Material Adverse Effect on Bioglan.

         (e) Binding Obligation. Subject to the approval of the shareholders of Bioglan at the shareholders' meeting as contemplated in Section 7.5, as of the Closing this Agreement and the other agreements contemplated hereby will have been duly and validly authorized, executed and delivered by Bioglan or the relevant Affiliate of Bioglan, and when duly executed and delivered by Medicis and any relevant Affiliate of Medicis, will constitute valid and binding obligations of Bioglan or the relevant Affiliate of Bioglan, enforceable against Bioglan in accordance with their terms, except as such enforcement may be limited by bankruptcy or other laws of general application affecting creditor rights or general principles of equity or principles of public policy relating to indemnification.

         (f) Broker. Neither Bioglan nor any officer, director or agent of Bioglan, has employed any broker or finder with respect to this Agreement or the transactions contemplated hereby.

         (g) Shareholders' Meeting. Bioglan has obtained irrevocable undertakings to vote for the transactions contemplated by this Agreement from holders of a majority of Bioglan's issued ordinary shares.

                                  ARTICLE VII
                            CONDUCT PRIOR TO CLOSING

         Section 7.1 Cooperation. The parties agree to cooperate mutually and make all reasonable efforts toward consummating the transactions contemplated hereby and fulfilling the purposes of this Agreement prior to and following Closing, including providing and executing such additional documentation and communications as may be appropriate for such purposes.

         Section 7.2 Conduct of Business by Medicis. Upon execution of this Agreement, Medicis shall not without the prior written consent of Bioglan take any action out of the ordinary course of business in relation to the Products prior to Closing nor will it do, procure or allow anything which may cause, constitute or result in a breach of the Warranties. After the execution of this Agreement through the Closing Date, Medicis shall provide Bioglan, its agents, representatives and professional advisors reasonable access to all information and facilities relating to the Purchased Assets, as reasonably requested by Bioglan during normal business hours.

         Section 7.3 Conduct of Private Label Litigation. From the date of this Agreement until the Closing Date, Medicis agrees that it will take no material actions, including the settlement of any claims, relating to the Private Label Litigation without the consent of Bioglan, which consent shall not be unreasonably withheld, conditioned or delayed. During such period Medicis shall provide Bioglan with all information reasonably necessary for Bioglan to evaluate the Private Label Litigation. If Bioglan notifies Medicis within one
(1) day prior to the Closing Date, Medicis shall no longer pursue the Private Label Litigation.

         Section 7.4 Review. Medicis shall permit Bioglan's auditors to inspect Medicis' records relating to sales of the Products to enable the said auditors to adequately validate the financial receipts relating to the sales of the Purchased Assets (as required under the Listing Rules of the London Stock Exchange) since January 1, 1998; provided, however, that Medicis shall have no liability whatsoever in connection with the review described herein, unless the review shall indicate the existence of a material breach of the Warranties.

         Section 7.5 Shareholders' Meeting. Bioglan shall cause a shareholders' meeting to be called to vote on the transactions contemplated by this Agreement as soon as possible, but no later than July 24, 1999 and shall use its best efforts to cause the shareholders to approve the transactions contemplated by this Agreement.

         Section 7.6 Validation Claims. Bioglan will remit to Medicis bills for validation in connection with (i) that certain Civamide/Capsaicin Development and Supply Agreement dated October 13, 1998 ("Chemsyn Agreement") by and between GenDerm and Eagle Picher Technologies LLC and (ii) that certain Contract Manufacturing Agreement dated December 15, 1993 by and between GenDerm and DPT Laboratories, Inc. ("DPT Agreement") and Medicis shall reimburse Bioglan for all validation expenses under such agreements; provided, however, that Medicis shall not be liable for reimbursements on (i) the Chemsyn Agreement for amounts greater than US $250,000 less any validation costs previously paid by Medicis or its Affiliates for validation costs under the Chemsyn Agreement; and (ii) the DPT

Agreement for amounts greater than US $250,000 less any validation costs previously paid by Medicis or any of its Affiliates for validation costs under the DPT Agreement.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         Section 8.1 Indemnification by Medicis. Medicis agrees to indemnify, defend and hold harmless Bioglan (and its directors, officers, employees, Affiliates, successors and assigns) from and against all losses, personal injuries, liabilities, damages (other than incidental or consequential), deficiencies, costs or expenses including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements ("Losses") of Bioglan and its Affiliates based upon, arising out of or otherwise in respect of:

         (a) any material inaccuracy in or material breach of, any representation, warranty, covenant or agreement (other than with respect to the covenant set forth in Section 7.4, for which Medicis shall have no liability, unless the review shall indicate the existence of a material breach of the Warranties) of Medicis or any relevant Affiliate contained in this Agreement.

         (b) any harm to any third party caused by any defect in the Products manufactured, mandated, distributed, or sold by Medicis or any relevant Affiliate, prior to June 1, 1999, or by any negligent or wrongful act of Medicis or any relevant Affiliate prior to the Closing in connection with the manufacture, distribution, advertising, or sale of the Products, or any failure to comply with any regulation or statute in connection with the Products.

         (c) failure of Medicis or any relevant Affiliate prior to the Closing Date to use its reasonable best efforts to conduct its efforts under this Agreement at all times in accordance with all applicable laws and regulations which may materially affect the Products including without limitation the U.S. Foreign Corrupt Practices Act.

         (d) all liabilities (other than for royalties referred to in Section 2.1(a)) due to Dr. Gans pursuant to that letter dated December 12, 1988 from Medicis to Lincoln Ventures, Inc.

         Section 8.2 Indemnification by Bioglan. Bioglan agrees to indemnify, defend and hold harmless Medicis (and its directors, officers, employees, Affiliates, successors and assigns) from and against all Losses of Medicis and its Affiliates based upon, arising out of or otherwise in respect of:

         (a) any material inaccuracy in or material breach of any representation, warranty, covenant or agreement of Bioglan or any of its Affiliates contained in this Agreement.

         (b) any harm to any third party caused by any defect in the Products manufactured, mandated, distributed or sold by Bioglan or any relevant Affiliate after June 1, 1999 or by any negligent or wrongful act of Bioglan in connection with the manufacture, distribution, advertising, or sale of the Products after the Closing Date, or any failure after the Closing Date to comply with any regulation or statute.

         (c) failure of Bioglan or any relevant Affiliate to use its reasonable best efforts to conduct its efforts under this Agreement at all times in accordance with all applicable laws and regulations which may materially affect the Products including without limitation the US Foreign Corrupt Practices Act.

         Section 8.3 Procedure for Indemnification.

         (a) If any legal proceeding shall be instituted, or any claim or demand made, against an indemnifying party in respect of which an indemnifying party may be liable hereunder, or if either party hereto for any reason shall believe that it has a claim against the other pursuant to the respective Sections 8.1 or
8.2 hereof, then the indemnified party or the party believing it has a claim against the other, as the case may be (in either case, the "Indemnified Party"), shall give prompt written notice hereunder to the indemnifying party or the party against whom the party giving notice believes it has a claim, as the case may be (in either case, the "Indemnifying Party"). Such notice shall specify in reasonable detail the date such underlying claim or belief first was asserted or arose, the nature of the Loss(es) for which payment is claimed, the Section or Sections of this Agreement upon which such claim is based, and the amount payable in respect thereto, and shall provide a copy of all pleadings relating to the underlying claim.

         (b) If an Indemnifying Party shall receive notice pursuant to this
Section 8.3, the Indemnifying Party may, at its sole option, elect to defend against the Loss, which is the subject of such notice. If the Indemnifying Party elects to defend, then the Indemnified Party shall have the right to participate in such defense, and the trial counsel for the Indemnified Party shall be chosen by the Indemnifying Party provided that such trial counsel shall be reasonably satisfactory to the Indemnified Party, the costs of which shall be borne by the Indemnified Party. If the Indemnifying Party does not elect to defend, then the Indemnified Party may do so by its own counsel provided that such counsel shall be reasonably satisfactory to the Indemnifying Party, the costs of which shall be borne by the Indemnifying Party, and the Indemnifying Party agrees to cooperate with the Indemnified Party in such defense.

         (c) If the amount of any actual Loss indemnified against hereunder shall at any time subsequent to the payment of any indemnity payable hereunder, be reduced by any recovery, settlement or other payment, then the amount of such reduction, less any expense incurred by the party receiving such recovery, settlement or other payment in connection therewith, shall be repaid promptly to the Indemnifying Party.

         (d) The aggregate indemnification obligations of each of the parties hereto under Section 8.1 or 8.2 hereof, as the case may be, will not exceed United States Thirty-Seven Million Dollars (US $37,000,000).

         (e) Neither party shall be obligated to indemnify the other for any Losses hereunder, unless and until the aggregate amount of all Losses exceeds US $250,000 (the "Basket"), and shall be liable only for amounts in excess of the Basket; provided, however, that if the amount of Losses with respect to a breach solely of either Section 6.1(f) or 6.1(i) exceeds US $250,000, Medicis shall be liable for all Losses with respect to such breaches of either Section 6.1(f) or 6.1(i) from the first dollar and provided further that the Basket shall not apply to Section 8.1(d).

                                   ARTICLE IX
                               GENERAL PROVISIONS

         Section 9.1 Survival of Representations and Warranties. All representations or warranties set forth herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of two (2) years after the Closing Date. Thereafter, no claim for breach of any representation or warranty shall be made. If this Agreement is terminated pursuant to Section 9.12 hereof, neither Bioglan nor Medicis shall be under any liability whatsoever with respect to any such representation or warranty. The covenants and agreements shall survive indefinitely, unless otherwise specified herein.

         Section 9.2 Notices. All communications under this Agreement shall be in writing and shall either be faxed, sent by courier or mailed by first class mail, postage prepaid, to the fax number and/or address specified below. If faxed, such communication shall be deemed to be given when sent; provided, however, that any fax shall be confirmed by sending a hard copy by express courier or first class mail (by methods specified herein) within one (1) business day of the sending of such fax. If sent by courier or mailed by first class mail as specified herein, such communication shall be deemed to be given either two (2) business days after sending (for communications sent by courier) or ten (10) business days after mailing (for communications sent by mail). All communications hereunder shall be sent:

         TO BIOGLAN: at its address shown below or such other address as it may give to Medicis by notice hereunder:

         5 Hunting Gate                                     and to:
         Hitchin, Hertfordshire SG4 0TJ                     Roiter Zucker Solicitors
         England                                            Regent House
                                                            5-7 Broadhurst Gardens
         Attn:  Terry I. Sadler                             Swiss Cottage
                                                            London NW6 3RZ England
                                                            Attn: Warren Roiter


         TO MEDICIS, at its address shown below or such other address as it may give to Bioglan by notice hereunder:

         4343 East Camelback Road,                               and to:
         Suite 250                                               Akin, Gump, Strauss, Hauer &
         Phoenix, Arizona  85018-2100 USA                        Feld, L.L.P.
         Attn:  Jonah Shacknai                                   590 Madison Avenue
                                                                 New York, New York  10022
                                                                 Attn:  Stephen E. Older, Esq.


         Section 9.3 Confidential Information. Bioglan and Medicis shall each hold (and shall cause their respective Affiliates to hold) in confidence all documents and information received by it in connection with the transactions contemplated by this Agreement and, in the event that for any reason the transactions contemplated by this Agreement shall not be consummated, Bioglan and Medicis shall refrain (and shall cause their respective Affiliates to refrain) from disclosing or otherwise using such documents and information except in connection with any legal proceeding that may be contemplated or instigated by either party against the other in relation to any matter arising out of or under this Agreement, or as required by law or regulation. This Section 9.3 shall not apply to information generally available to the public through no fault of the disclosing party. Nothing in this Section
9.3 shall prevent either party from disclosing such information as may be required by applicable law or any governmental or regulatory body or by the rules or regulations of any national securities exchange upon which the securities of either party are listed. If either party is requested to disclose confidential information pursuant to the preceding sentence, (i) such party will notify the other party immediately of the existence, terms and circumstances surrounding such a request so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and (ii) if, in the absence of a protective order, such disclosure is required in the opinion of the disclosing party's counsel, such party may make such disclosure without liability hereunder, provided that only that portion of the confidential information which is legally required is disclosed, the other party receives notice of the information to be disclosed as far in advance of its disclosure as practicable and will use its reasonable best efforts to ensure that confidential treatment will be accorded to all such disclosed information. Bioglan shall not disclose confidential information to any third party in connection with the marketing and selling of Bioglan's securities to such third party without the prior written consent of Medicis (which consent shall not be unreasonably withheld), provided that such consent shall be deemed granted if Medicis has not responded to a request by Bioglan for such consent within twenty-four (24) hours after Medicis receives actual notice of such request with sufficient information regarding the terms and conditions of such proposed disclosure to allow Medicis to evaluate the proposed disclosure.

         Section 9.4 Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

         Section 9.5 Binding Effect. The rights and obligations of Bioglan and Medicis under this Agreement and the agreements contemplated hereby shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but may not be assigned by either party without the prior written consent of the other party. Nothing set forth herein shall prevent either party from assigning its rights or obligations hereunder to an Affiliate of said party provided that no such assignment shall relieve said party of its obligations hereunder.

         Section 9.6 Press Releases. Bioglan and Medicis agree to approve jointly the text of an initial press release announcing the execution of this Agreement or the consummation of the transactions contemplated hereby and not to use the name of the other party in any press information, marketing or advertising materials or other release to the public without the prior written approval of the other, which approval shall not be unreasonably withheld. The foregoing shall not be deemed to prevent either party from making any public announcement or issuing any circular which may be required by legislation or any governmental or regulatory body or by the rules and regulations of any national securities exchange upon which the securities of either party are traded; provided that the disclosing party has notified the non-disclosing party of the intended text of such public announcement and the non-disclosing party has been given an opportunity to comment on such text prior to its announcement. The disclosing party shall make such changes as are reasonably requested.

         Section 9.7 Expenses; Taxes. Medicis and Bioglan shall each be responsible for their respective costs incurred in connection with this Agreement and the transactions contemplated hereby. Except as otherwise provided herein, Bioglan shall pay all recording fees and all taxes due by Bioglan in connection with the transfer of the Purchased Assets to Bioglan hereunder.

         Section 9.8 Headings. All headings in this Agreement are for convenience only and shall not affect the interpretation or meaning of any provision hereof.

         Section 9.9 Entire Agreement. This Agreement and the Disclosure Letter, together with the other agreements provided for herein, and the Schedules and Exhibits attached hereto, constitutes the entire agreement of the parties, merges all prior negotiations, agreements and understandings, and states in full all representations and warranties applicable to this Agreement. To the extent there are any inconsistencies between the provisions of this Agreement and the Disclosure Letter, the Schedules and Exhibits and any of the other agreements provided for herein, this Agreement shall govern.

         Section 9.10 Waiver. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of any party based on, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

         Section 9.11 Severability. If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect except that such invalid or unenforceable provision, and (if necessary) other provisions thereof, shall be reformed by a court of competent jurisdiction so as to effect, insofar as is practicable, the intention of the parties as set forth in this Agreement, provided that if such court is unable or unwilling to affect such reformation, the invalid or unenforceable provision shall be deemed deleted to the same extent as if it had never existed.

         Section 9.12 Termination. If the Closing does not occur on or prior to August 30, 1999 this Agreement shall terminate, but without prejudice to the provisions of Section 2.2(b); provided that Medicis may, at its option, extend this Agreement to a date no later than December 31, 1999 by providing notice to Bioglan and Bioglan may, at its option, extend this Agreement to a date no later than December 31, 1999 by providing notice to Medicis if the

Closing has not occurred by that date because any of the conditions set forth in
Section 4.1 have not been satisfied; provided, however, that the provisions of Sections 9.3, 9.7, 9.12 and 9.13 and Article X shall survive the termination of this Agreement; and provided further that such termination shall not relieve any party hereto of any liability for any breach of this Agreement.

         Section 9.13 Governing Law. This Agreement shall be governed by the substantive laws of the State of Arizona, United States of America (without regard to principles of conflict of laws) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Bioglan consents and submits to the personal jurisdiction of the state and federal courts in Arizona.

         Section 9.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 9.15 Shareholder Approval. Subject to Section 9.12, notwithstanding the Closing having taken place, if Bioglan shall for any reason whatsoever fail to procure shareholder approval as provided in Section 7.5, then (other than the assignment of the Dermastick License provided in Article XI, which shall survive) the Closing shall be deemed for all purposes never to have taken place and all documents delivered at the Closing shall be cancelled and deemed to be null and void and all the Purchased Assets and Assumed Liabilities shall be re-transferred to Medicis in the condition that they are in at such time and the Micanol License Agreement shall be terminated; provided that the Deposit shall be forfeited to Medicis and subject thereto, except for the Security Agreement and the Trademark Security Agreement, neither party shall be under any further liability or obligation to the other whether pursuant to this Agreement or otherwise howsoever; provided, further, that the Security Agreement and the Trademark Security Agreement shall remain in full force and effect.

                                   ARTICLE X
                                   ARBITRATION

         Section 10.1 Submission to Arbitration. The parties shall promptly submit to arbitration any dispute which may arise in connection with this Agreement that is not promptly resolved by them, except that each party may seek injunctive relief for breaches of this Agreement if either party makes a good faith determination that a breach of the terms of this Agreement by the other party will result in irreparable harm and that injunctive relief is the only adequate remedy.

         Section 10.2 Arbitrator and Rules of Arbitration. The American Arbitration Association shall have jurisdiction over the arbitration, which shall be conducted in accordance with the Commercial Arbitration Rules of such Association, except as modified by agreement of the parties.

         Section 10.3 Selection of Arbitrators. In the event a dispute is to be submitted to arbitration pursuant to this Article X, the parties agree that the dispute shall be resolved by a private arbitration conducted by one arbitrator. Within ten (10) days after the submission of such dispute to arbitration, the parties shall agree upon one arbitrator, selected from a panel of five individuals, none of whom is an officer, director or employee of a party or an Affiliate of such party, or a person who has a direct or indirect personal or financial interest in the outcome of the arbitration, designated by the American Arbitration Association from its permanent panel of commercial arbitrators. The parties shall select the arbitrator by alternately striking names of the individuals so designated until only one name remains. A coin toss will determine which party is to strike the first name.

         Section 10.4 Procedure. The arbitrator shall set a hearing date for an arbitration (the "Hearing") within ninety (90) days from the date the arbitrator is selected, unless otherwise agreed by the parties. At least fifteen (15) days before the Hearing, each party shall submit to the arbitrator a list of all witnesses and exhibits which it intends to present at the Hearing. No later than five (5) days before the Hearing, each party shall provide to the arbitrator a short (not to exceed five single-spaced pages or such other page limit as the arbitrator permits) statement of its position with regard to the dispute. Notwithstanding the Commercial Arbitration Rules, each party shall have the right to conduct up to a total of two (2) depositions. At the Hearing, each party shall, unless it waives the opportunity, make an oral opening statement and an oral closing statement. The arbitrator shall not be strictly bound by rules of procedure or rules of evidence, but shall use the Federal Rules of Evidence as a guideline in conducting the Hearing. When testimony is complete and each party has introduced its exhibits pursuant to the provisions of this Agreement, and each party has made a closing statement pursuant to the provisions of this Agreement or waived the opportunity to do so, the arbitrator shall declare the Hearing closed; provided that the parties may submit post-hearing briefs pursuant to an agreed upon schedule or a schedule formulated by the arbitrator. The Hearing shall be conducted in private. Attendance at the Hearing shall be limited to the following: (i) the arbitrator; (ii) representatives of each party; (iii) each party's attorneys and such attorneys' assistants or advisors, if any, including expert witnesses if any; (iv) a court reporter if requested by either party; and (v) any witnesses. The arbitrator may sequester witnesses upon the motion of a party. Within thirty (30) days of the close of the Hearing or submission of the post-hearing briefs, the arbitrator shall issue a written opinion and an award (the "Award") based on evidence, arguments and post-hearing briefs, if any. The Award shall be a decision of the arbitrator, shall resolve the parties' dispute and shall be final and binding on the parties. Except as otherwise provided in this Agreement, there shall be no ex parte communication regarding the subject matter of the Hearing, in which event the arbitrator will render and deliver to the parties a written opinion and Award within thirty (30) days of being notified that the parties waive the Hearing. Notwithstanding any other provision of this Agreement, the arbitrator shall have no power to delete from, add to or modify the terms of this Agreement, and may not award any remedy which effectively conflicts directly or indirectly with any provision of this Agreement.

         Section 10.5 Arbitration Costs. In any arbitration, all of the reasonable costs and expenses of the successful party ("Successful Party") (including reasonable attorneys' fees and expenses), all fees and expenses of experts retained by the Successful Party and all costs of the arbitrator shall be borne by the losing party ("Losing Party") in such arbitration. The "Losing Party" and the "Successful Party" shall be determined by the arbitrator based on the relative success or failure of each party to such arbitration.

                                   ARTICLE XI
                                   DERMASTICK

         Section 11.1 Assignment of Dermastick License. Notwithstanding any of the other provisions of this Agreement, on June 30, 1999 Medicis will (or will cause its relevant Affiliate to) sell, assign, convey, transfer and deliver to Bioglan AB, and Bioglan will cause its Affiliate Bioglan AB to acquire from Medicis or its Affiliate all of Medicis' or its Affiliate's right, title and interest in, to and under the Dermastick License free from any liens, charges, encumbrances, sub-licenses or other third party rights whatsoever.

         Section 11.2 Consideration. The consideration for the assignment of the Dermastick License shall be the sum of US $1,600,000 which sum shall (subject to Section 11.3) be paid by Bioglan to Medicis on June 30, 1999.

         Section 11.3 Offset. Provided that Bioglan shall obtain the shareholder approval as provided in Section 7.5, the consideration paid pursuant to Section
11.2 shall be offset against and deducted from the sums otherwise due to Medicis pursuant to the Promissory Note.

         Section 11.4 Warranties. Medicis hereby represents and warrants to Bioglan as of the date hereof as follows:

         (a) neither Medicis nor any of its Affiliates has assigned, sublicensed or granted, nor is there otherwise outstanding, any material lien or encumbrance of any kind in or affecting the Dermastick License.

         (b) Medicis or its relevant Affiliate has the full legal right, power and authority to convey the Dermastick License.

         (c) there are no material disputes or litigation known to Medicis relating in any way to the Dermastick License.

         Section 11.5 Form of Assignment. The assignment of the Dermastick License shall be substantially in the form of the License Assignment set forth in Exhibit A attached hereto with such amendments thereto as are appropriate having regard to the identity of the assignor and assignee therein and the consideration as are provided for in this Section 11.

         Section 11.6 Deliveries. On June 30, 1999 Medicis shall (or shall cause it relevant Affiliate to) execute and deliver to Bioglan AB an assignment of the Dermastick License duly executed, together with the original Dermastick License and Bioglan shall (or shall cause Bioglan AB to) execute and deliver to Medicis a counterpart assignment of the Dermastick License duly executed, together with payment of the consideration referred to in Section 11.2.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                        MEDICIS PHARMACEUTICAL CORPORATION


                                        By: /s/ Mark A. Prygocki, Sr.
                                            -----------------------------
                                            Mark A. Prygocki, Sr.
                                            Chief Financial Officer


                                        BIOGLAN PHARMA PLC


                                        By: /s/ Terry I. Sadler
                                            -----------------------------
                                            Terry I. Sadler
                                            Chairman and Chief Executive Officer

                                   SCHEDULE 2

                                   TRADEMARKS

------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
          TRADEMARK                   COUNTRY            REG. NO.       REG. DATE                       CLASS & GOODS/
                                                                                                          SERVICES
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
THERAPLEX                                US              1639471          4/2/91       IC3:  DERMATOLOGICAL OINTMENT, NAMELY, SKIN
                                                                                       MOISTURIZERS.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
THERAPLEX CLEARLOTION                    US              1797498         10/12/93      IC5:  Dermatologic products; namely, a
                                                                                       therapeutic skin emollient for the treatment
                                                                                       of dry or damaged skin.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ZONALON                                  JP              3302703          5/9/97       IC5:  Pharmaceutical preparations.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ZONALON                                  MX               495222          6/20/95      IC5:  Topical dermatological preparations.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ZONALON                                  US              1864160         11/22/94      IC5:  Topical dermatological preparations.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ZOSTRIX                                  CL              516,028          7/6/98       IC5:  Topical analgesic preparation.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ZOSTRIX                                  FR              1484342          7/7/87       IC5:  Topical analgesic preparation.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ZOSTRIX                                  JP              2242915          7/30/90      Class 1:  Chemicals, medicines, medical
                                                                                       accessories.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ZOSTRIX                                  KR               324198         10/17/95      IC10:  Drugs for central nervous system,
                                                                                       drugs for peripheral nervous system, drugs
                                                                                       for sensory organs, drugs for skin, drugs for
                                                                                       dispensing use.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ACTIVATED CONDITIONING SYSTEM            PU                                            IC5:  Conditioning component of a
                                                                                       dermatologic hair shampoo.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ACTIVATED CONDITIONING SYSTEM            US                                            IC5:  Conditioning component of a
                                                                                       dermatologic hair shampoo.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ACTIVATED CONDITIONING SYSTEM            US              1732211         11/10/92      Supplemental Register:  IC3:  Dermatologic
                                                                                       conditioning component of a hair shampoo.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ACTIVATED DELIVERY SYSTEM                PU                                            IC5:  Conditioning component of a
                                                                                       dermatologic hair shampoo.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ACTIVATED DELIVERY SYSTEM                US                                            Principal Register: IC5:  Carrier component
                                                                                       of a dermatologic hair shampoo.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ACTIVATED DELIVERY SYSTEM                US              1744076         12/29/92      Supplemental Register:  IC5:  Carrier
                                                                                       component of dermatologic hair shampoo,
                                                                                       containing coal, tar, and conditioners.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ACTIVATED HYDROSILICONE                  US              1853452          9/13/94      IC5:  Dermatologic preparation; namely a
                                                                                       component of a thermapeutic

------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
          TRADEMARK                   COUNTRY            REG. NO.       REG. DATE                       CLASS & GOODS/
                                                                                                          SERVICES
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
                                                                                       skin emollient which functions to prevent
                                                                                       moisture loss through the skin.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ZOSTRIX                                  MX               477353         10/20/94      IC5:  Topical analgesic products.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ZOSTRIX                                  US              1423561          1/6/87       IC5:  Cream for relief of herpes zoster
                                                                                       (shingles).
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ZOSTRIX                                  US              1978408          6/4/96       IC5:  Topical analgesic pharmaceutical
                                                                                       preparations.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ZOSTRIX & DESIGN                         US              1989291          7/23/96      IC5:  Topical analgesic preparations.
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------
ZOSTRIX HP TRIPLE STRENGTH &             US              1992073          8/6/96       IC5:  Topical analgesic preparations.
Design
------------------------------    -----------------    ----------    ---------------   ---------------------------------------------

                                   SCHEDULE 3

                             DEFERRED PAYMENT ASSETS

All pharmaceutical topical preparations that are currently sold under the U.S. tradenames:

                                     Zostrix
                                     Zonalon
                                  Theramycin Z
             Benzashave (Except in such territories described in the
             Letter of Disclosure and Schedule 4 to this Agreement)
                                    Pramegel
                                    Texacort
                                      A-Fil
                                      Meted
                             Packer's Pine Tar Soap
                                    Occlusal
                                     Pentrax

Medicis makes no representation or warranty to the salability of the products outside the U.S.

                                   SCHEDULE 4

                                   TERRITORIES


Bioglan is granted the right to manufacture, market and sell the products listed in Schedule 3 subject to the terms and conditions of the Licensing Agreements in all territories of the world in which Bioglan decides to market the products, except that with respect to the Benzashave product, Medicis has granted rights to Embil Pharmaceutical Co. LTD to sell Benzashave in Turkey, Cyprus, Morocco, Tunisia, Turkmenistan and Algeria.

                                   SCHEDULE 5

                                OTHER AGREEMENTS

                                Chemsyn Agreement

                                   SCHEDULE 6

                          PREVIOUS AGREEMENTS PRODUCTS


                                  Theramycin Z
                                   Benzashave
                                    Pramegel
                                    Texacort
                                      A-Fil
                                      Meted
                             Packer's Pine Tar Soap
                                     Pentrax
                                    Occlusal

                                   TERRITORIES

                         All countries other than Canada

                                    EXHIBIT A

                           FORM OF LICENSE ASSIGNMENT

                                    EXHIBIT B

                          FORM OF TRADEMARK ASSIGNMENT

                                    EXHIBIT C

                              FORM OF BILL OF SALE

                                    EXHIBIT D

                      FORM OF TRANSITION SERVICES AGREEMENT

                                    EXHIBIT E

                       FORM OF CANADIAN LICENSE AGREEMENT

                                    EXHIBIT F

                           FORM OF LICENSE AGREEMENT

                                    EXHIBIT G

                             FORM OF PROMISSORY NOTE

                                    EXHIBIT H

                           FORM OF SECURITY AGREEMENT

                                    EXHIBIT I

                           FORM OF LICENSE TERMINATION

                                    EXHIBIT J

                      FORM OF TRADEMARK SECURITY AGREEMENT





                                       45